Exhibit 10.67

AGREEMENT

REGARDING GROSS INCOME INTERESTS

between

CAREVIEW COMMUNICATIONS, INC.

and

DENNIS M. LANGLEY,

dated

AUGUST 20, 2010

EXHIBITS

Exhibit 1	August 2010 CareView/T2 Agreement
Exhibit 4	Information Rights
Exhibit 5	Arbitration
Exhibit 16	CareView’s Secretary’s Certificate

i

AGREEMENT REGARDING

GROSS INCOME INTERESTS

This Agreement Regarding Gross Income Interests (herein Agreement) is between CareView Communications, Inc. (herein CareView or Company) and Dennis M. Langley (herein Langley), and is dated the 20th day of August, 2010, but relates back to February 28, 2005.

WHEREAS, CareView, T2, Langley, Thompson and Murphy have entered into the terms of the August 2010 CareView/T2 Agreement (Exhibit 1 hereto) which requires that CareView and Langley enter into the terms hereof; and

WHEREAS, T2 is dissolving and distributing its assets in kind to its Members and this assignment of the Gross Income Interests is a part of Langley’s in kind distribution of T2 assets as more particularly set forth in the August 2010 CareView/T2 Agreement; and

WHEREAS, the Gross Income Interests are being substituted in part for the Adjusted Gross Income Interests by mutual agreement of all the parties to the August 2010 CareView/T2 Agreement and the Parties hereto;

NOW THEREFORE, for good and valuable consideration which the Parties hereto acknowledge, stipulate and agree has been received and/or is set forth herein, the Parties agree as follows, to-wit:

1. Definitions and Titles. The titles and subtitles of the sections and subsections of this Agreement are for convenience only, are not part of the terms of this Agreement, are without legal or contractual significance, and as such shall not govern the terms of this Agreement or in any way influence the interpretation of this Agreement. The terms used herein shall be ascribed the definitions given thereto in the August 2010 CareView/T2 Agreement (Exhibit 1 hereto), unless otherwise noted and defined to the contrary herein. CareView may also be referred to herein as the Company.

Affiliated Entity or Affiliate shall be deemed affiliated as to each other to the extent: (a) one of the Entities directly or indirectly controls, or is controlled by, the operations of the other, or the direct or indirect control of one of the Entities is exercised by the officers, directors, stockholders, or partners of the other Entity (whether or not such persons exercise such control in their capacities as officers, directors, stockholders, or partners); or (b) one of the Entities directly or indirectly owns, and/or its officers, directors, stockholders or partners (limited or general) directly or indirectly own, a ten percent (10%) or greater interest in the capital and/or profits of the other Entity.

Fair Market Value means a price per share that is determined by calculating the average of the closing bid price of CareView’s Common Stock over the thirty (30) day period immediately prior to the payment of the Purchase Price.

Gross Income Interest means an income interest in CareView reflecting rights to receive a one-third portion of one and one-half percent (1  1/2%) of all revenue of any type or nature, and from whatever source received by CareView and its subsidiaries, without any deductions for expenses, costs or any other purpose.

Interest means twelve percent (12%) per annum compounded monthly from the date due unless the context indicates otherwise.

Party(s)/Parties in the singular shall mean Langley or CareView, and in the plural shall mean Langley and CareView.

Purchase Price shall mean, absent an agreement between Langley and the Company to the contrary, at CareView’s election, either: i) a monetary amount equal to the aggregated Gross Income Interest received in the twelve (12) month period immediately prior to the sale, transfer or exchange, or ii) the payment of the monetary amount as determined in i) above in shares of CareView’s Common Stock at Fair Market Value.

2. Gross Income Interests. Langley shall release his respective interest in and claims to the Adjusted Gross Income Interests arising from the February 2005 CareView-TX/T2 Agreement, and Langley is hereby assigned a Gross Income Interest by CareView. The Gross Income Interest shall be paid and accounted for monthly no later than the 15th day of each calendar month. Notwithstanding the prior sentence, Langley and the Company have agreed to delay the initial payment until the earlier of: i) August 15, 2011, or ii) thirty (30) days after the Company is producing a profit by GAAP standards (the earliest of i) or ii) being referred to herein as the “First Payment Date”). Because the Gross Income Interest given to Langley is a substitute in part for the Adjusted Gross Income Interests of CareView-TX owned by T2 pursuant to the August 2010 CareView/T2 Agreement, the rights of Langley to receive the Gross Income Interest relates back to February 28, 2005, but the percentage shall be reduced from an aggregate of five percent (5%) Adjusted Gross Income Interests of CareView-TX to an aggregate of one and one-half percent (1  1/2%) Gross Income Interests of the Company with all amounts due from February 28, 2005 through the quarter ended prior to the First Payment Date being accrued and payable on the First Payment Date. Payments will be accompanied by a report reasonably acceptable to Langley.

3. Put/Call Rights. The Company has the right to acquire the Gross Income Interest of Langley from September 1, 2013 until December 31, 2015, for the Purchase Price. Langley has the right to require that his Gross Income Interest be purchased by the Company any time from September 1, 2011 until December 31, 2015, for the Purchase Price.

4. Information. CareView shall provide Langley with the data and information rights set forth in Exhibit 4 hereto “Information Rights”, the terms of which are incorporated herein.

5. Dispute Resolution. Any and all Disputes between the Parties shall be resolved by the Parties pursuant to this Section 5, “Dispute Resolution”, and Exhibit 5, “Arbitration”, the terms of which are incorporated herein. In the event a Party believes the other Party is in breach of the terms hereof for any reason(s), it shall provide written notice of such purported breach(es) describing such breach(es) with particularity (in fact and in legal impact) and the purported breaching Party shall be granted thirty (30) days from its actual receipt of such notice to cure said breach(es) if it concurs that the complaint(s) constitutes a breach(s) hereof, and if so cured by the purported breaching Party, the breach(es) shall be deemed to have never occurred. In the event the Parties cannot agree as to whether the complaint(s) constitutes a breach(es) of the terms hereof, or the purported breaching Party does not elect to undertake the expense of resolving the complaint(s), then the Parties agree to submit the facts to an appropriate court pursuant to this section, “Dispute Resolution”, and Exhibit 5, “Arbitration”. If the court determines any action or inaction of the purported breaching Party in fact constitutes a breach(es) of the terms hereof, then the breaching Party shall have thirty (30) days from the date the court’s decision becomes final to cure said breach(es), and if so cured by the breaching Party, shall be deemed to have never occurred. Unless expressly specified otherwise herein to the contrary, a breaching Party shall only be obligated to the non-breaching Party for said non-breaching Party(s) actual damages (plus Interest thereon from the date of the occurrence or loss) proximately caused by the breach of the Agreement. In no event shall the remedy of termination or cancellation of the Agreement be employed, permitted or decreed; and, unless specified otherwise herein to the contrary, a Party shall not be responsible for punitive or consequential damages for a breach of the Agreement. Specific performance and other equitable remedies, unless otherwise barred herein are expressly stipulated by the Parties to be with the discretion, authority and purview of the court. The cure of any monetary payment breach shall require the breaching Party to pay the full amount due, plus Interest thereon during the period that the amount due remains unpaid. In the alternative, the Party alleged to be in default may place the disputed amount in an interest-bearing, Third Party escrow account, and the Party(s) ultimately determined to be entitled to such amount shall receive the Interest accrued thereon in such escrow account.

6. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state, including all matters of enforcement, validity and performance.

7. Notices. Any Notice required or permitted to be given hereunder (herein “Notice”) shall be in writing shall be: (i) personally delivered; and/or (ii) transmitted by postage pre-paid first class certified United States mail return receipt requested; and/or (iii) transmitted by pre-paid, overnight courier (e.g. FedEx, UPS, etc.). Duplicative Notices may be given in writing by: United States mail (not certified and no return receipt), facsimile (fax) and/or e-mail. All Notices and other communications shall be deemed to have been duly given, received and effective on the earlier of: (i) the date of receipt if delivered personally; (ii) the second business day after the date of transmission if by overnight courier; (iii) the date the return receipt is signed by the receiving Party in the case of pre-paid postage; or (iv) the date of actual receipt if the same can be demonstrated by other evidence (including parole evidence). Any Party may unilaterally change its address for purposes hereof by Notice given to the other Party. Notices hereunder shall be directed to the following agents of the Parties at the following addresses:

Company:	CareView Communications, Inc.
Attn: Steven G. Johnson, President
405 State Highway 121, Suite B-240
Lewisville, TX 75067
Telephone: 972-943-6050
Fax: 972-403-7659
E-mail: sjohnson@care-view.com

Langley:	Dennis M. Langley
5225 Renner Road
Shawnee, Kansas 66217
Telephone: 913-962-9999
Fax: 913-962-6517
E-mail: dlangley@mrgkc.com

8. Further Assurances. The Parties hereby agree to execute, acknowledge and deliver to each other any further writings, documents, liens, security instruments, deeds of trust, mortgages, transfers, acknowledgements, instruments, powers of attorney, authorizations, filings, applications, reports, etc. that may be reasonably required to give full force and effect to the provisions of this Agreement, and to take such further actions reasonably required in fulfillment of obligations set forth herein or in furtherance of the intent hereof. The Gross Income Interest of Langley may be filed of record as a security interest, mortgage or an appropriate lien in the jurisdiction in which the Company has real or personal property, and the Company shall acknowledge or execute and file the appropriate security documents and instruments on the request of Langley.

9. Severability. The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect.

10. Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Party shall be entitled to specific performance of the agreements and obligations of the other Party hereunder and to such other injunctive or other equitable relief as may be granted by the Arbitrator.

11. Amendments. This Agreement constitutes the full and complete agreement of the Parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified, terminated or waived (in any one instance or generally and whether retroactively or prospectively) by a writing signed by the Company and Langley.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one Agreement binding on the Parties hereto and may be executed by facsimile.

13. Noncircumvention. Neither Party nor any of their Affiliated Entities shall directly or indirectly circumvent, avoid, bypass, or in any way obviate the other Party’s rights under this Agreement. The terms of this Agreement are binding upon Affiliated Entities of the each Party to the extent any Affiliated Entity(s) violate(s) or proximately causes a violation of any of the terms of this Agreement. In the event of a violation proximately caused by an Affiliated Entity(s) of either Party, the Party which is affiliated therewith agrees to be pecuniarily liable to the other Party(s) as if they had directly violated the terms hereof. In the event an Affiliated Entity(s) violates or proximately causes a violation of the terms hereof, the Party which is affiliated with such Entity shall indemnify and keep the other Party(s) whole as if it/he had directly violated the terms hereof, and the aggrieved Party(s) shall be entitled to attach and/or to offset the share of any proceeds of the other Party under this Agreement. Notwithstanding the above, the Affiliated Entity(s) of either Party shall NOT be liable to other Party for violations of this Agreement, proximately caused by a Party hereto without the willful, material, in such violation by the Affiliated Entity(s).

14. Waiver. Each Party reserves the right to waive, in whole or in part, any provision hereof which is for the benefit of that Party, and such waiver shall not be construed as creating a course of conduct which prevents it from refusing to waive other provisions and/or the same provisions thereafter. Each Party’s failure or delay in protesting, or contending breach pursuant to Section 5, “Dispute Resolution” and Exhibit 5, “Arbitration”, or taking legal action or demanding arbitration upon the other Party’s breach is no waiver of that course of action, unless that Party’s delay to take action exceeds a reasonable time under the circumstances and exceeds the statute of limitations. Either Party’s failure or delay in protesting or contending breach pursuant to Section 5, “Dispute Resolution” and Exhibit 5, “Arbitration”, upon the other Party’s breach is not to be considered as being a waiver of that Party’s cause of action for any subsequent breach of the same or of a different nature.

15. Relates Back. The Parties hereby stipulate and agree that the provisions of this Agreement relate back to February 28, 2005, the date of the February 2005 CareView-TX/T2 Agreement. For purposes of clarity, the Gross Income Interests commenced as of February 28, 2005, shall continue in perpetuity, unless purchased by the Company as provided for in Section 2.

16. Authority. The Parties represent and warrant to one another that each Party has the authority, and the signing representative of the Party is authorized to enter into this Agreement, and the attached Secretary’s Certificate certifies to a resolution of CareView’s Board of Directors (Exhibit 16) that so authorizes CareView to enter into the terms hereof.

17. Merger. In the event of a merger, the Gross Income Interests shall become applicable to the merged or consolidated entity.

18. Distribution. Langley and Company have agreed that an Affiliate of Langley shall be granted a distribution and sales agreement for products of the Company vis-à-vis governmental entities in the United States including, but not limited to, HHS, VA, DOD, and state and local governments.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first above written or consented to and ratified as if executed on such date.

COMPANY:

CAREVIEW COMMUNICATIONS, INC.

By:	/s/ Steven G. Johnson
Steven G. Johnson, President

Attested by:	/s/ John R. Bailey
John R. Bailey, Secretary

LANGLEY:

/s/ Dennis M. Langley
Dennis M. Langley

EXHIBIT 1

AUGUST 2010 CAREVIEW/T2 AGREEMENT

EXHIBIT 4

INFORMATION RIGHTS

The Company intends to file a Registration Statement on Form 10 (“Form 10”) with the Securities and Exchange Commission (the “Commission”), after which it will be subject to the requirements of Regulation 13A under the Exchange Act which will require it to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and it will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

The Company will deliver to Langley:

A. Annual Reports on Form 10-K upon filing same with the Commission within the time constraints permitted and pursuant to the rules promulgated by the Commission.

B. Quarterly Reports on Form 10-Q upon filing same with the Commission within the time constraints permitted and pursuant to the rules promulgated by the Commission.

Langley shall have the right upon reasonable notice to inspect and audit any books and records of the Company and any subsidiaries. The inspection and audit will be at the cost of Langley. However, if any payment of Gross Income Interest is more than 3% less than it should have been, then the Company will pay the additional amount owed, interest at the Prime Rate plus 6 percentage points, and reimburse Langley for the fees and expenses of the audit or inspection. The Company and Langley agree, for the benefit of Langley, to account for and stipulate to the amount of the Gross Income Interest past due within ninety (90) days of the execution of this Agreement, and to that end the Company will provide Langley with any and all data or information necessary or desirable to fulfill such accounting and stipulation.

1

EXHIBIT 5

ARBITRATION

This Exhibit is to that particular Agreement between CareView and Langley. The terms of this Exhibit and the Agreement are hereby incorporated into one another. It is the expressed intent of the Parties that any and all Disputes between the Parties and their Affiliated Entities, regardless of the nature thereof, which have not been resolved or cured by the Parties as described in Section 5, “Dispute Resolution,” of the Agreement, shall be submitted to Arbitration (pursuant to the terms of the Agreement and this Exhibit thereto) under the applicable Rules and Procedures of Arbitration of the American Arbitration Association (AAA). The Parties further stipulate that the decision or award rendered from said Arbitration will be enforceable under the Federal Arbitration Act of the United States and/or comparable arbitration enforcement laws in the USA.

1. Arbitration Notice. Notice of the demand for Arbitration shall be filed in writing with the other Party to the Agreement as provided for in Section 5, “Dispute Resolution” and with the AAA. The demand for Arbitration shall be made within a reasonable time (not less than ten (10) days and not more than sixty (60) days) after the notice is received. In no event shall notice be given after the date when the institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations or statute of repose. Notice to the other Party shall be given as provided in Section 7, “Notices”, of the Agreement.

2. Choosing an Arbitrator. The Parties agree to have one (1) disinterested and independent Arbitrator appointed by the U. S. District Court, Northern District of Texas in Dallas, Texas to sit during the Arbitration proceedings and render an award thereon. The court appointed Arbitrator shall be an attorney or judge with a background in corporate law and business transactions.

3. Location of Hearing; Language. Actual Arbitration hearings shall take place in the Dallas Metropolitan Area unless otherwise mutually agreed to, in writing.

4. Discovery. Unless otherwise agreed by the Parties, the Parties will be entitled to conduct complete discovery as awarded by Federal practices and procedures for a civil case prior to the hearing, on a schedule to be agreed to by the Parties or established by the Arbitrator, consisting of production of documents relevant to the Dispute, depositions of witnesses having knowledge relevant to the Dispute, and depositions (and production of reports if prepared) of any expert witness any other Party intends to call at the Arbitration hearing.

5. Presentation of Arguments. Absent the mutual agreement of the Parties to the contrary, all arguments must be presented in no more than thirty (30) days after the start of the Arbitration hearings. Failure to present arguments within the time allotted shall be considered a default only in respect to the matter presented for Arbitration. If any Party so defaults, it hereby agrees to forfeit all other remedies available to it in Law, equity or otherwise for the matter being arbitrated only.

1

6. Rendering of Award. After each side rests in the Arbitration hearing, the award of the Arbitrator must be rendered in writing within ten (10) days; however, an award rendered extrinsic of such time frame shall be valid and binding on the Parties. If either Party believes the award to be ambiguous or unclear in any manner, it shall submit its questions in writing to the Arbitrator and to the other Party which may elect to submit comments on the questions in writing to the Arbitrator and to the questioning Party within ten (10) days, and the Arbitrator shall respond thereto in writing within ten (10) days of their receipt of the later of the questions or the comments on the questions.

7. Remedies and Rules of Construction. In the Arbitration of any Dispute between the Parties hereto the Arbitrator and/or reviewing courts are expressly restricted as follows by the contractual agreement of the Parties:

A. Absent an expressed written statement(s) in the Agreement, the terms of the Agreement may not be revised, rewritten or modified by the Arbitrator or reviewing court (such terms can only be interpreted in accordance with the guidelines and directives herein and therein contained).

B. The common law principle of legal construction that the document is to be strictly construed against the drafting Party is expressly waived by the Parties hereto and the Arbitrator is expressly instructed not to apply such principle in his/her deliberations.

C. The Arbitrator must resolve the conflict; i.e., the Arbitrator may not allow the conflict to remain unresolved.

D. The Arbitrator may not deliver an award which is arbitrary, capricious, or which is not supported by substantial evidence, or which revises, rewrites or ignores the terms of this Agreement, and if he/she does so, the award may be submitted for review to a court of proper jurisdiction and venue, which is hereby requested to vacate, overturn, reverse and/or remand the same.

E. The award/decision rendered by the Arbitrator shall be final and conclusive, and the Parties stipulate that legal and/or equitable judgment may be entered upon it in the court having jurisdiction. It is also stipulated and agreed and the specific intent of the Parties hereto that termination of the Agreement shall not be remedy ordered and/or awarded by the Arbitrator, or the court.

F. It is stipulated that this agreement to arbitrate shall be enforceable via specific performance and/or injunctive relief. It is also stipulated and agreed that the Arbitrator in rendering his/her award/decision shall be authorized to order both specific performance, and in the same decision award a Party monetary damages as to the failure of the other Party to perform its previous obligations to the other Party.

2

G. Either Party shall be entitled to the pre and post judgment remedy of attaching or offsetting income or monies in order to pay any amount due or owing to it by the other Party pursuant to the Agreement. If the pre and/or post judgment, self-help remedy of attaching or offsetting income is disputed it shall be decided as other Disputes between the Parties, with no penalty(s) being awarded for the use of pre and/or post judgment, self-help remedies, even if the use thereof is held to have been in error.

8. Costs of Arbitration. All costs of arbitration shall be borne by the losing Party. The losing Party shall be the Party designated as such by the Arbitrator. In the event a Party prevails on certain issues and loses on others, the cost of Arbitration shall be apportioned between the Parties in any manner the Arbitrator orders. Costs of Arbitration include, but are not limited to the following with Interest thereon from the date such expenses are accrued, to wit: i) expenses and fees of the Arbitrator; ii) legal expenses of the Parties during the course of and in preparation for Arbitration and Dispute Resolution and/or involving or enforcing the process Arbitration and Dispute Resolution and/or involving or enforcing the process Arbitration and Dispute Resolution and/or enforcing the decision or judgment of the Arbitrator via legal proceedings; iii) travel and out-of-pocket expenditures of either Party in relation to Arbitration and Dispute Resolution. In the event there is any dispute regarding what constitutes an Arbitration expense or the reasonableness of a particular item of expense submitted, the Arbitrator shall resolve the same.

9. Application of AAA and Federal Arbitration Act. Except as herein provided, the provisions of the AAA and the Federal Arbitration Act shall apply; and wherever and whenever there is a conflict between the provisions of the AAA and the Federal Arbitration Act and the Agreement, the provisions of the relevant Agreement shall prevail.

10. Enforceable at Law and In Equity. It is stipulated that the Parties’ agreement to arbitrate shall be enforceable via specific performance and/or injunctive relief via any proper court with jurisdiction. The award and judgment rendered by the Arbitrator shall be final and conclusive, and the Parties stipulate that legal and/or equitable judgment may be entered upon jurisdiction in accordance with the Federal Arbitration Act in the Federal Courts for the Northern District of Texas in Dallas, Texas.

3

EXHIBIT 16

CAREVIEW’S SECRETARY’S CERTIFICATE

CAREVIEW COMMUNICATIONS, INC.

CERTIFICATE OF SECRETARY

Pursuant to provisions of the Agreement Regarding Gross Income Interests dated August 20, 2010, by and between CareView Communications, Inc., a Nevada corporation (the “Company”) and Dennis M. Langley, the undersigned, as Secretary of the Company, hereby certifies the following as of the Closing Date:

(i) Each representation and warranty contained in the Agreement Regarding Gross Income Interests is true and correct with the same effect as though such representation and warranty had been made on and as of the date of this Secretary’s Certificate.

(ii) The Company has performed and complied with all covenants, agreements, obligations, and conditions contained in the Agreement Regarding Gross Income Interests required to be performed or complied with by the Company prior to or at the date of this Secretary’s Certificate.

(iii) The Company’s Board of Directors held a meeting on August 19, 2010, at which a quorum was present, and adopted a resolution to approve the Company’s entry into the Agreement Regarding Gross Income Interests and to authorize its President, Steven G. Johnson, to execute same in the name of and on behalf of the Company.

All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Agreement Regarding Gross Income Interests.

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate this 20th day of August, 2010.

/s/ John R. Bailey
John R. Bailey
Secretary

1